Terra Nostra Resources Joint Venture Operations Achieve Substantial Fourth Quarter Revenue Growth

Los Angeles, CA (July 12, 2007) – Terra Nostra Resources Corporation (OTCBB: TNRO), majority owner of two China joint venture companies in the strategic copper and stainless steel industries, announced today that preliminary revenue figures for the fourth quarter joint venture operations are significantly increased over the prior quarter.

For the three months ending May 31, 2007, the Shandong Quanxin Stainless Steel joint venture operations generated revenues of $88.8 million, with a total 28,293 metric tons (MT) of billets and hot roll coil sold.  This substantial increase over prior quarter revenues of $1.6 million is attributed to the successful ramp-up of production at the casting mill.

Shandong Jinpeng Metallurgical copper joint venture operations generated revenues of $44.5 million, from sales of 4,643 MT of electrolytic copper and copper rod, 1,372 MT of low-oxygen copper rod, 17,876 g of gold, and 1,598 kg of silver. This represents a 12.3% increase over the third quarter copper operations revenues of $39.6 million.

For the fiscal year ending May 31, 2007, the Copper and Stainless Steel joint venture operations generated combined preliminary revenues of over $280 million, compared to prior year joint venture revenues of $106.7 million.

Terra Nostra expects to release fully consolidated results for the fourth quarter and fiscal year (audited) ending May 31, 2007 representing its joint venture ownership interests within the next 45 days.

Mr. Sun Liu James Po, CEO of Terra Nostra, comments, “The ramp-up of stainless steel operations in the fourth quarter were accelerated due to strong customer demand, and our congratulations go out to the management and operational teams in Zibo, China for bringing the mill to over 70% operating levels through April and May, ahead of schedule.”

About Terra Nostra Resources Corporation

Terra Nostra is one of the leading copper producers in China through its 51 percent interest in Shandong Terra Nostra Jinpeng Metallurgical Co., Ltd., which has an existing and under construction production capacity of 170,000 MT (metric tons) of electrolytic copper, 20,000 MT of low-oxygen copper, and value-added copper rod and wire facilities. Terra Nostra is also emerging as a leading stainless steel producer in China through its 51 percent interest in Shandong Quanxin Stainless Steel Co., Ltd., a modern stainless steel production facility with a 230,000 MT capacity casting mill, and a recently commissioned 150,000 MT rolling mill. The two joint venture companies, which Terra Nostra recently entered into an agreement to increase its ownership up to 90%, with total assets exceeding US$182 million and over 1,000 employees, are located in the highly industrialized coastal province of Shandong, midway between Beijing and Shanghai. More information on Terra Nostra can be found at www.tnr-corp.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations concerning (i) projects underway or under consideration, including production capacity and completion schedules; (ii) business and future potential of Terra Nostra Resources Corporation ("TNR"); (iii) estimates or implications of future earnings, profits, EBIDTA, and the sensitivity of earnings to metals prices; (iv) estimates of future metals production, sales and profitability; (v) estimates of future cash flows, and the sensitivity of cash flows to the other metals and ore costs as well as, but not limited to, fluctuations in fuel prices, scrap prices, and the availability of both, and statements related to these matters or which use words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology are all forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Further risks, uncertainties and other factors, which affect the forward-looking statements included herein, and could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements include, but are not limited to, completion of TNR’s capital contributions to the joint venture companies, working capital financing, metals price volatility, competition for projects, reserve acquisition costs, currency fluctuations, international economic uncertainty, sovereign risk, force majeure, changes in tax law or concession law, project scheduling delays, labor disputes, increased production costs and variances in ore grade, scrap grade or recovery rates from those assumed in production plans, political and operational risks in the countries in which TNR may operate and governmental regulation and judicial outcomes, and other risks detailed from time to time in TNR’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended February, 2007. Copies of each filing may be obtained from TNR or the SEC. Furthermore, metals operation, by their very nature, entail inherent cyclical, sectoral, and commodity risk and could expose an investor to the entire loss of all capital invested. TNR does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.